UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 28, 2012 (September 25, 2012)

GAYLORD ENTERTAINMENT COMPANY

(Exact name of registrant as specified in its charter)

Delaware	1-13079	73-0664379
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Gaylord Drive Nashville, Tennessee		37214
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (615) 316-6000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02.	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On September 25, 2012, Gaylord Entertainment Company (the “Company”) announced the organizational structure of the Company’s successor real estate investment trust (“REIT”) Ryman Hospitality Properties, Inc. (the “Successor Subsidiary”). The Successor Subsidiary will succeed to the Company’s business pursuant to the Merger Agreement (defined below) approved by the Company’s shareholders. The Successor Subsidiary intends to elect to be taxed as a REIT for federal income tax purposes on January 1, 2013. In connection with the announcement of the intended organizational structure of the Successor Subsidiary, effective October 1, 2012, the two directors representing TRT Holdings, Inc., David W. Johnson and Terrell T. Philen, Jr., are resigning from the Company’s board of directors.

Additionally, the Company announced the departure of its President and Chief Operating Officer, David Kloeppel, effective November 1, 2012 (the “Termination Date”). On September 25, 2012, the Company and Mr. Kloeppel entered into a Confidential Separation Agreement and General Release (the “Separation Agreement”). Pursuant to the terms of the Separation Agreement, Mr. Kloeppel will agree to a general release of all claims against the Company and its subsidiaries and affiliates, and to a one-year covenant not to solicit any employee of the Company or its successor or affiliated entities to terminate his or her employment with the Company.

In consideration of Mr. Kloeppel’s release of claims and agreement to the restrictive covenant described above the Separation Agreement provides that Mr. Kloeppel will receive the following:

•	A one-time severance payment in the amount of $3.9 million;

•

Accelerated vesting of 81,000 Company stock options on the Termination Date (all stock options vested and not yet exercised on the Termination Date will expire on November 9, 2014, if not exercised prior to that time);

•	Accelerated vesting of 54,625 Company restricted stock units on the Termination Date;

•	Up to 14,000 shares of Mr. Kloeppel’s restricted stock unit grant under the Company’s 2011 Long Term Incentive Plan in the event performance targets for such award are satisfied in February 2014; and

•	Up to 22,500 shares of Mr. Kloeppel’s restricted stock unit grant under the Company’s 2012 Long Term Incentive Plan in the event performance targets for such awards are satisfied in February 2015.

The amounts payable to Mr. Kloeppel describe above represent certain amounts Mr. Kloeppel would have been entitled to under his employment agreement for a termination without cause and certain additional amounts awarded by the Human Resources Committee of the Board of Directors in recognition of Mr. Kloeppel’s service to the Company.

The foregoing summary of the Separation Agreement does not purport to be complete and is qualified in its entirety by reference to the Separation Agreement, which is filed hereto as Exhibit 10.1 and is incorporated herein by reference.

ITEM 5.07	SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS.

1.	Adoption of the Merger Agreement

The Company’s stockholders adopted the Agreement and Plan of Merger (the “Merger Agreement”), dated as of July 27, 2012, by and between the Company and the Successor Subsidiary. The following were the tabulated votes “For” and “Against” this proposal as well as the number of “Abstentions”:

For	Against	Abstentions
32,643,413	5,711,537	5,813

2.	Proposal to issue greater than 20% of the Company’s outstanding common shares

For	Against	Abstentions
32,441,792	5,912,864	6,107

3.	Adjournment of the Special Meeting

For	Against	Abstentions
31,404,557	6,949,979	6,227

The adjournment of the special meeting to solicit additional proxies was not necessary because there were sufficient votes at the special meeting to approve Proposal 1 and Proposal 2.

ITEM 8.01. OTHER EVENTS.

On September 25, 2012, the Company issued a press release announcing the results of the stockholder vote at the Special Meeting, as well as the organizational structure of the Successor Subsidiary. The full text of the press release is furnished herewith as Exhibit 99.1.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits

10.1	Confidential Separation Agreement and General Release, dated September 25, 2012, by and between David C. Kloeppel and Gaylord Entertainment Company.

99.1	Press Release of Gaylord Entertainment Company dated September 25, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GAYLORD ENTERTAINMENT COMPANY

Date: September 28, 2012	By:	/s/ Carter R. Todd
	Name:	Carter R. Todd
	Title:	Executive Vice President, General Counsel and Secretary

INDEX TO EXHIBITS

10.1	Confidential Separation Agreement and General Release, dated September 25, 2012, by and between David C. Kloeppel and Gaylord Entertainment Company.

99.1	Press Release of Gaylord Entertainment Company dated September 25, 2012.